Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Compressco Partners, L.P. for the registration of common units representing limited partner interests, other classes of units representing limited partner interests, guarantees and debt securities, and to the incorporation by reference therein of our report dated March 14, 2014, with respect to the consolidated financial statements of Compressco Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 22, 2014